Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Joint Proxy/Registration Statement No. 333-259386 on Form S-4/A of VICI Properties Inc. of our reports dated February 18, 2021, relating to the financial statements of VICI Properties Inc., and the effectiveness of VICI Properties Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of VICI Properties Inc. for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Joint Proxy/Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

September 21, 2021